Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement:

(1) Registration Statement (Form S-8 No. 333-151752) pertaining to the 2008 Stock Incentive Plan of Astrotech Corporation,

(2) Registration Statement (Form S-8 No. 333-36779) pertaining to the 1997 Employee Stock Purchase Plan of Astrotech Corporation,

(3) Registration Statement (Form S-8 No. 333-43159) pertaining to the SPACEHAB, Incorporated: 1994 Stock Inc. Plan of Astrotech Corporation, and

(4) Registration Statement (Form S-8 No. 333-43181) pertaining to the SPACEHAB, Incorporated 1995 Directors’ Stock Option plan of Astrotech Corporation;

of our report dated October 15, 2013, with respect to the consolidated financial statements of Astrotech Corporation included in this Annual Report (Form 10-K) of Astrotech Corporation for the fiscal year ended June 30, 2013.

/s/ Ernst & Young LLP
Austin, Texas
October 15, 2013